UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 26, 2018

(Exact Name of Registrant as Specified in Charter)

Michigan	1-16577	38-3150651
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5151 Corporate Drive, Troy, Michigan	48098
(Address of Principal Executive Offices)	(Zip Code)
(248) 312-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In May 2017, the performance goal of a sustained per share stock price of $28 was achieved under the previous executive long term incentive program (“ExLTIP’) and the awards vested. Consistent with the compensation commitment made to our Chief Executive Officer, Alessandro P. Dinello, and Chief Operating Officer, Lee M. Smith, at the time of their appointment, our per share stock price grew to a sustained $28 from less than $14 at market close on May 14, 2013, the day before their appointment.

With the achievement and vesting of ExLTIP, the Chief Executive Officer and the Chief Operating Officer were no longer subject to a long term incentive program. Therefore, the Compensation Committee ("Committee") commenced the development of a long term incentive program which would continue to promote the long-term service of our Chief Executive Officer and Chief Operating Officer and to appropriately provide rewards based on increasing shareholder value. In developing the program, the Committee conferred with an independent executive compensation consulting firm, Steven Hall and Partners, to ensure the program was aligned with our retention and growth goals and commensurate with market practices. Consistent with providing rewards based on improving shareholder value, the Committee sought to grant awards at levels that considered the increase in share price from the time they were last participating in a long term incentive program, during which time our share price continued to grow. The share price performance target designed into the program requires a sustained share price of $40 or higher to earn half of the award and $44 or higher to earn the other half of the award, which would result in a 43 percent and 57 percent increase, respectively, from the share price of $28.

Since Mr. DiNello became Chief Executive Officer and Mr. Smith became Chief Operating Officer on May 15, 2013, through December 31, 2017, our total shareholder return was 25 percent annualized, second to only one of our 20 peer companies1. Additionally, in the four-year period ending December 31, 2017, the total return to our shareholders is in the 95th percentile relative to peers. We believe that our long-term equity incentives for the Chief Executive Officer and the Chief Operating Officer have been and will continue to be appropriate vehicles for providing awards that are well-aligned with the value delivered to shareholders and the profitability of the Company.

On March 20, 2018, the Board of Directors (the “Board”) of Flagstar Bancorp, Inc. ("Flagstar" or the "Company") approved and adopted the Flagstar Bancorp, Inc. Long-Term Incentive Program ("2018 LTIP") consisting of equity awards for the Chief Executive Officer, Alessandro P. DiNello, and the Chief Operating Officer, Lee M. Smith.

The 2018 LTIP provides Mr. DiNello and Mr. Smith long term incentive awards based on share performance similar to the previous program (ExLTIP). These awards consist of Performance Restricted Stock Units ("RSUs") tied to volume weighted average price (“VWAP”) of stock and Time-Based RSUs which vest based on service over a four year period. Additionally, Mr. DiNello and Mr. Smith will be eligible to participate in the Flagstar LTIP under the same conditions that are provided to other Flagstar employees.

The following table provides awards granted in 2018, all granted under our shareholder approved 2016 Stock Award and Incentive Plan:

	Grants in 2018
Alessandro P. DiNello	Performance RSUs	227,273
	Time-Based RSUs	136,364
	Flagstar LTIP RSUs	22,727
Lee M. Smith	Performance RSUs	113,636
	Time-Based RSUs	68,182
	Flagstar LTIP RSUs	11,364
Half of the Performance RSUs award will be earned if our share price, measured by VWAP over a 90-day period, is $40 or higher, and half of the Performance RSUs will be earned if a 90-day VWAP of $44 or higher is achieved. Vesting also requires service through the fourth anniversary of the grant date. In addition, following Performance RSUs being earned under either performance goal, half of the earned Performance RSUs are subject to forfeit if on one of the four anniversaries of the grant date the applicable performance goal is not met. Once the applicable performance goal is met, the Performance RSUs are eligible for accelerated vesting upon death, disability or a Change in Control, but not retirement.

1 See 2018 Proxy Statement for a description of our peer group

The Time-Based RSUs vest based on service where 25 percent of the award vests on the last day of the year of grant and the last day of each of the subsequent three years.

The Flagstar LTIP RSUs have terms identical to those granted to other employees. These awards are earned over three years consisting of 55 percent performance-based restricted stock units and 45 percent time-based restricted stock units. The time-based restricted stock units will vest in three increments: 25 percent on the first and second anniversaries of the grant date, and 50 percent on the third anniversary of the grant date. The performance-based units are awarded subject to prudent performance measures established by the Board to enhance shareholder value.

The awards vest in full upon a termination due to death or disability (at target levels in the case of Performance RSUs for which the performance period is not yet completed). In the case of retirement, for which Mr. DiNello is eligible, only the pro rata portion of the time-based awards, based on service as a Chief Executive Officer or a director through the retirement date, would become vested (and based on the actual level of performance achieved, in the case of Performance RSUs).

The foregoing description of the awards is qualified in its entirety by the form of award agreements filed as exhibits to this current report.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAGSTAR BANCORP, INC.

Dated: March 26, 2018	By:	/s/ James K. Ciroli
James K. Ciroli
Executive Vice-President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	2016 Stock Award and Incentive Plan Restricted Stock Unit Senior Executive Officer Award Agreement - 4 year ratable

10.2	2016 Stock Award and Incentive Plan Restricted Stock Unit and Performance Share Unit Senior Executive Officer Award Agreement - SEO Performance

10.3	Executive Long-Term Incentive Program Award Agreement II ($44 VWAP)

10.4	Executive Long-Term Incentive Program Award Agreement II ($40 VWAP)

10.5	2016 Stock Award and Incentive Plan Restricted Stock Unit Senior Executive Officer Award Agreement - SEO Time